Exhibit 99.1

The Howard Hughes Corporation® Reports First Quarter 2021 Results
Strong performance continues across portfolio of master planned communities as migration from higher-cost regions fuels robust new home sales, strong land sales and improvements in NOI, and record sales pace continues at Ward Village®

HOUSTON, May 10, 2021 – The Howard Hughes Corporation® (NYSE: HHC) (the “Company,” “HHC” or “we”) announced today operating results for the first quarter ended March 31, 2021. The financial statements, exhibits and reconciliations of non-GAAP measures in the attached Appendix and the Supplemental Information at Exhibit 99.2 provide further detail of these results.

“The results of the first quarter highlight the strength of Howard Hughes’ portfolio of irreplaceable communities. Our development of mixed-use, walkable urban centers integrated into natural open settings continues to capture the attention of homebuyers and companies seeking an exceptional amenity-rich quality of life—features that are today more important than ever in a post-COVID world. The majority of our MPCs are situated in tax-advantaged states, which is helping to drive the continued growth we are seeing broadly across all our markets. With the start of the year, we have seen an acceleration in the pace of new home sales, condominium sales and increasing retail net operating income (NOI)(1) as positive momentum has continued throughout our communities,” said David R. O’Reilly, Chief Executive Officer. “Furthermore, we enhanced the strength of our balance sheet through the issuance of $1.3 billion senior notes that allowed the Company to reduce its interest expense and extend out its maturities. In addition, we maintained over $1 billion of liquidity, which leaves us well-positioned to capitalize on the additional opportunities that lie ahead.

“Our MPC segment saw new home sales—a leading indicator of our future land sales—jump to 929 homes, a 35% increase over the same period last year and a 34% increase over the fourth quarter of 2020. The continuing trend of out-of-state migration and improving local economies in Houston and Las Vegas have helped propel new home sales over the last several quarters. We do not expect to see these trends abate anytime soon. MPC earnings before taxes (EBT)(1) of $63 million was up 44% compared to the first quarter of 2020, driven by increased earnings from our Summit joint venture in Summerlin®.

“The NOI generated from our Operating Assets increased 10% sequentially with meaningful improvements from assets that were most impacted by COVID-19. Retail, in particular, experienced the most notable improvement with NOI increasing 20% sequentially during the quarter—a positive sign as collections of 78% continue to make their way back to pre-pandemic levels. In addition, the Las Vegas Ballpark—which was completely shut down in 2020 due to the pandemic—hosted its first minor league baseball game on May 6 and we are hopeful for a full season ahead.

“Condominium sales at Ward Village® have been extremely strong despite the pandemic and related travel restrictions. During the first quarter, we contracted to sell 46 homes, a 64% sequential increase from the fourth quarter of 2020. This fast-paced tempo is a testament to the quality of Ward Village, which has received critical acclaim and gained global attention as a thriving walkable urban community in the heart of Honolulu. In February we began construction on our latest tower, Victoria Place—Ward Village’s fastest-selling tower to date—which is already 85% presold.

“At the end of March, we wrapped up our winter season of The Greens—our latest concept comprised of socially distanced winter cabins on The Rooftop at Pier 17® at the Seaport. Given the tremendous response to this attraction over the last year, we look forward to bringing it back this summer to complement the rooftop’s summer concert series. During the quarter, we rebranded Bar Wayō, which reopened as Ssäm Bar, and prepared our latest concepts for their upcoming debuts at Pier 17 and the Fulton Market Building. With New York recently announcing a significant easing of COVID-19 restrictions, we anticipate these openings will generate immense interest from both locals and tourists and meet the high levels of pent-up demand in New York City.

“On the development front at the Seaport, we continue to make great progress at the Tin Building with the integration of omnichannel e-commerce capabilities to ensure a best-in-class digital customer experience, and with construction that is expected to be complete in the fourth quarter of 2021. We also received approval from the New York City Landmarks Preservation Commission on our proposed design for a building at the site of the surface parking lot at 250 Water Street—a favorable ruling that allows us to proceed with the formal New York City Uniform Land Use Review Procedure to authorize the necessary transfer of development rights to the parking lot site. The plan as proposed will provide long-term viability to the South Street Seaport Museum and deliver much-needed affordable housing and economic stimulus to the area. We will continue working with the City to advance this process over the coming calendar year with the goal of bringing these benefits to this one-of-a-kind neighborhood.

“In February, we issued $1.3 billion senior notes in a two-tranche offering and used the proceeds to redeem $1 billion of outstanding Senior Notes due 2025 in addition to repaying the $280 million bridge loan due June 2021 for 1201 Lake Robbins and The Woodlands Warehouse. This offering further strengthened our balance sheet, which included unlocking $300 million of unencumbered assets.”

First Quarter 2021 Highlights

Total Company
–Net income attributable to common stockholders increased to a loss of $66.6 million, or $(1.20) per diluted share, for the three months ended March 31, 2021, compared to a loss of $125.1 million, or $(2.88) per diluted share, for the three months ended March 31, 2020.
–We continue to maintain a strong liquidity position with $1.0 billion of cash and cash equivalents and available capacity of $185.0 million on the revolver portion of our credit facilities as of March 31, 2021.
–In February 2021, we issued $1.3 billion in Senior Notes due 2029 and 2031 and used the proceeds to repurchase our $1 billion Senior Notes due 2025, resulting in a $35.1 million loss on extinguishment of debt, and to repay all of the approximately $280 million outstanding under our loans for 1201 Lake Robbins and The Woodlands Warehouse maturing June 2021, resulting in a $10.0 million loss on the settlement of the rate-lock agreement associated with these loans.
–In March 2021, we closed on a $368.2 million construction loan for the development of Victoria Place in Ward Village.

Operating Assets
–For the three months ended March 31, 2021, we collected 98.7% of our office portfolio billings, 98.8% of our multi-family portfolio billings, and 95.1% of our other portfolio billings. Collections of our retail portfolio billings have steadily increased after the initial impact of the COVID-19 pandemic and reached 77.5% for the three months ended March 31, 2021. Additionally, retail net operating income (NOI) increased 20% quarter over quarter from $10.0 million for the three months ended December 31, 2020, to $12.0 million for the three months ended March 31, 2021.
–Total Operating Assets NOI, including our share of NOI from equity investments, decreased by $12.3 million to $51.6 million for the three months ended March 31, 2021, compared to the prior year period. The decrease in NOI was primarily due to lower occupancy at our hospitality properties as a result of the COVID-19 pandemic, as well as a decrease in revenue related to the June 30, 2020 expiration of a short-term lease at The Woodlands Towers at the Waterway.
–We continue to see strong demand for our newly completed multi-family assets, which have leased at or above our expectations.

MPC
–MPC EBT increased by $19.2 million to $63.4 million for the three months ended March 31, 2021, compared to the prior year period, primarily due to higher equity earnings at The Summit due to an increased number of unit closings during the first quarter of 2021 and higher land sales revenues at Summerlin due to an increase in custom lot sales. These increases were partially offset by lower land sales revenues at Bridgeland due to greater than expected demand accelerating lot sales into the third and fourth quarter of 2020 that were originally expected to occur in the first quarter of 2021. In addition, The Woodlands experienced no sales during the first quarter of 2021, with few residential acres remaining to be sold as the development of residential land nears completion.

–Summerlin’s residential land sales realized an increase of $10.6 million, or 116%, despite no super-pad sales for the period. The increase was driven by an increase in custom lot sales and a 13% increase in price per acre in the three months ended March 31, 2021, compared to the same period in 2020.
–The Woodlands Hills’ residential land sales realized an increase of $2.4 million, or 94%, driven by a 92% increase in acres sold in the three months ended March 31, 2021, compared to the same period in 2020.

Strategic Developments
–We continued to experience exceptional condominium unit sales at Ward Village, evidenced by the 46 condominium units we contracted to sell during the first quarter of 2021. Victoria Place, our newest project and fastest-selling tower to date that began public pre-sales in December 2019 and began construction in February 2021, accounted for 30 of the units contracted during the quarter and was 85.4% presold as of March 31, 2021.
–We closed on four units at Waiea and one unit at Anaha, totaling $35.2 million in net revenue. The last unit at Anaha remained under contract as of March 31, 2021, and closed during April 2021. As a result, Waiea has three units remaining to be sold and Anaha is now completely sold.
–We began construction on Marlow, our second residential development in Downtown Columbia’s Merriweather District, solidifying the next phase of growth for the neighborhood.
–In the first quarter of 2021, $20.5 million was charged related to additional anticipated costs to repair construction defects previously identified at Waiea. In comparison, $97.9 million was charged in the first quarter of 2020 for estimated repair costs related to this matter.

Seaport
–Seaport NOI decreased $0.4 million to a loss of $4.2 million for the three months ended March 31, 2021, compared to the prior year period, primarily due to defaults, the recognition of rental revenue on a cash basis due to collectability issues and the cancellation of events, all related to the COVID-19 pandemic.

We are primarily focused on creating shareholder value by increasing our per share net asset value. Often, the nature of our business results in short-term volatility in our net income due to the timing of MPC land sales, recognition of condominium revenue and operating business pre-opening expenses, and, as such, we believe the following metrics summarized below are most useful in tracking our progress towards net asset value creation.

	Three Months Ended March 31,
$ in thousands	2021		2020		Change	% Change
Operating Assets NOI (1)
Office	$25,832		$34,437		$(8,605)	(25)%
Retail	12,003		14,490		(2,487)	(17)%
Multi-family	5,735		4,547		1,188	26%
Hospitality	(147)		4,381		(4,528)	(103)%
Other	816		51		765	1,500%
Company's share NOI (a)	7,354		5,961		1,393	23%
Total Operating Assets NOI (b)	$51,593		$63,867		$(12,274)	(19)%

Projected stabilized NOI Operating Assets ($ in millions)	$378.9		$362.4		$16.5	5%

MPC
Acres Sold - Residential	54	0	57	0	(3)	(5)%
Acres Sold - Commercial	18	0	16	0	2	—%
Price Per Acre - Residential	$647	0	$526	0	$120	23%
Price Per Acre - Commercial	$130	0	$131	0	$(1)	—%
MPC EBT (1)	$63,355	0	$44,121	0	$19,234	44%

Seaport NOI (1)
Landlord Operations - Historic District & Pier 17	$(3,240)		$(1,861)		$(1,379)	(74)%
Multi-family	92		104		(12)	(12)%
Managed Businesses - Historic District & Pier 17	(660)		(2,080)		1,420	68%
Events, Sponsorships & Catering Business	(436)		(53)		(383)	723%
Company's share NOI (a)	(135)		(376)		241	(64)%
Total Seaport NOI	$(4,379)		$(4,266)		$(113)	3%

Strategic Developments
Condominium units contracted to sell (c)	46		239		(193)	(81)%
(a)Includes Company’s share of NOI from non-consolidated assets
(b)Excludes properties sold or in redevelopment
(c)Includes units at our buildings that are open or under construction as of March 31, 2021. As construction at Victoria Place began in February 2021, units under contract for the three months ended March 31, 2020, were adjusted to include 225 units at Victoria Place, which were previously excluded from this metric as construction had not yet commenced.

Financial Data
(1)See the accompanying appendix for a reconciliation of GAAP to non-GAAP financial measures and a statement indicating why management believes the non-GAAP financial measure provides useful information for investors.

About The Howard Hughes Corporation®

The Howard Hughes Corporation owns, manages and develops commercial, residential and mixed-use real estate throughout the U.S. Its award-winning assets include the country’s preeminent portfolio of master planned communities, as well as operating properties and development opportunities including: the Seaport in New York; Downtown Columbia®, Maryland; The Woodlands®, The Woodlands Hills®, and Bridgeland® in the Greater Houston, Texas area; Summerlin®, Las Vegas; and Ward Village® in Honolulu, Hawai‘i. The Howard Hughes Corporation’s portfolio is strategically positioned to meet and accelerate development based on market demand, resulting in one of the strongest real estate platforms in the country. Dedicated to innovative place making, the Company is recognized for its ongoing commitment to design excellence and to the cultural life of its communities. The Howard Hughes Corporation is traded on the New York Stock Exchange as HHC. For additional information visit www.howardhughes.com.

The Howard Hughes Corporation has partnered with Say, the fintech startup reimagining shareholder communications, to allow investors to submit and upvote questions they would like to see addressed on the Company’s first quarter earnings call. Say verifies all shareholder positions and provides permission to participate on the May 11, 2021 call, during which the Company’s leadership will be answering top questions. Utilizing the Say platform, The Howard Hughes Corporation elevates its capabilities for responding to Company shareholders, making its investor relations Q&A more transparent and engaging.

The Howard Hughes Corporation will host its investor conference call on Tuesday, May 11, 2021, at 9:00 a.m Central Standard Time (10:00 a.m. Eastern Standard Time) to discuss first quarter 2021 results. To participate, please dial 1-877-883-0383 within the U.S., 1-877-885-0477 within Canada, or 1-412-902-6506 when dialing internationally. All participants should dial in at least five minutes prior to the scheduled start time, using 6915204 as the passcode. In addition to dial-in options, institutional and retail shareholders can participate by going to app.saytechnologies.com/howardhughes. Shareholders can email hello@saytechnologies.com for any support inquiries.

Safe Harbor Statement

We may make forward-looking statements in this press release and in other reports and presentations that we file or furnish with the Securities and Exchange Commission (the “SEC”). In addition, our management may make forward-looking statements orally to analysts, investors, creditors, the media and others. Forward- looking statements should not be relied upon. They give our expectations about the future and are not guarantees.

These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance and achievements to materially differ from any future results, performance and achievements expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements include:
–the near and long-term impact of the COVID-19 pandemic
–our inability to obtain operating and development capital, including our inability to obtain or refinance debt capital from lenders and the capital markets
–a prolonged recession in the national economy and adverse economic conditions in the homebuilding, condominium development, retail, office and hospitality sectors
–our inability to compete effectively
–the successful transition of our new executive officers
–the successful sale of our non-core assets
–natural disasters, terrorist activity, acts of violence, breaches of our data security, contamination of our properties by hazardous or toxic substances, or other similar disruptions, as well as losses that are not insured or exceed the applicable insurance limits
–our ability to lease new or redeveloped space
–our ability to obtain the necessary governmental permits for the development of our properties and necessary regulatory approvals pursuant to an extensive entitlement process involving multiple and overlapping regulatory jurisdictions, which often require discretionary action by local governments
–increased construction costs exceeding our original estimates, delays or overruns, claims for construction defects, or other factors affecting our ability to develop, redevelop or construct our properties
–regulation of the portion of our business that is dedicated to the formation and sale of condominiums, including regulatory filings to state agencies, additional entitlement processes and requirements to transfer control to a condominium association’s board of directors in certain situations, as well as defaults by purchasers on their obligations to purchase condominiums

–fluctuations in regional and local economies, the residential housing and condominium markets, local real estate conditions, tenant rental rates and competition from competing retail properties and the internet
–our indebtedness, including certain restrictions related to our indebtedness that may limit our ability to operate our business
–our ability to retain key executive personnel
–our ability to collect rent, attract tenants and customers to our hotels
–our directors’ involvement or interests in other businesses, including real estate activities and investments
–our inability to control certain of our properties due to the joint ownership of such property and our inability to successfully attract desirable strategic partners
–catastrophic events or geo-political conditions, such as the COVID-19 pandemic, that may disrupt our business

For more information about risks and uncertainties associated with our business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of our SEC filings, including, but not limited to, our Annual Report on Form 10-K, copies of which may be obtained on our Investor Relations website at investor.howardhughes.com. Any factor could, by itself, or together with one or more other factors, adversely affect our business, results of operations, plans, objectives, future performance or financial condition. There may be other factors currently unknown to us that we have not described in our Annual Report or other SEC filings that could cause results to differ from our expectations. These forward-looking statements present our estimates and assumptions as of the date of this press release. Except as may be required by law, we undertake no obligation to modify or revise any forward-looking statements to reflect events or circumstances occurring after the date of this release.

Our Financial Presentation

As discussed throughout this release, we use certain non-GAAP performance measures, in addition to the required GAAP presentations, as we believe these measures improve the understanding of our operational results and make comparisons of operating results among peer companies more meaningful. We continually evaluate the usefulness, relevance, limitations and calculation of our reported non-GAAP performance measures to determine how best to provide relevant information to the public, and thus such reported measures could change. A non-GAAP financial measure used throughout this release is net operating income (NOI). We provide a more detailed discussion about this non-GAAP measure in our reconciliation of non-GAAP measures provided in the appendix in this earnings release.

Media Contact
The Howard Hughes Corporation
Cristina Carlson, 646-822-6910
Vice President, Corporate Communications & Public Relations
cristina.carlson@howardhughes.com

Investor Relations
The Howard Hughes Corporation
David M. Striph, 281-929-7772
Executive Vice President, Head of Operations & Investor Relations
david.striph@howardhughes.com

Correne S. Loeffler, 281-939-7787
Chief Financial Officer
correne.loeffler@howardhughes.com

THE HOWARD HUGHES CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
UNAUDITED

	Three Months Ended March 31,
thousands except per share amounts	2021	2020
REVENUES
Condominium rights and unit sales	$37,167	$43
Master Planned Communities land sales	37,477	39,732
Rental revenue	85,899	92,744
Other land, rental and property revenues	23,243	34,897
Builder price participation	6,794	7,759
Total revenues	190,580	175,175

EXPENSES
Condominium rights and unit cost of sales	54,968	97,901
Master Planned Communities cost of sales	15,651	16,786
Operating costs	58,598	64,606
Rental property real estate taxes	13,991	13,578
Provision for (recovery of) doubtful accounts	(578)	1,701
Development-related marketing costs	1,644	2,816
General and administrative	21,766	39,081
Depreciation and amortization	49,308	61,637
Total expenses	215,348	298,106

OTHER
Provision for impairment	—	(48,738)
Gain (loss) on sale or disposal of real estate and other assets, net	—	38,124
Other income (loss), net	(10,308)	(3,684)
Total other	(10,308)	(14,298)

Operating income (loss)	(35,076)	(137,229)

Interest income	41	1,146
Interest expense	(34,210)	(34,448)
Gain (loss) on extinguishment of debt	(35,915)	—
Equity in earnings (losses) from real estate and other affiliates	15,796	11,349
Income (loss) before income taxes	(89,364)	(159,182)
Income tax expense (benefit)	(21,205)	(34,100)
Net income (loss)	(68,159)	(125,082)
Net (income) loss attributable to noncontrolling interests	1,565	(52)
Net income (loss) attributable to common stockholders	$(66,594)	$(125,134)

Basic income (loss) per share	$(1.20)	$(2.88)
Diluted income (loss) per share	$(1.20)	$(2.88)

THE HOWARD HUGHES CORPORATION
CONSOLIDATED BALANCE SHEETS
UNAUDITED

	March 31,	December 31,
thousands except par values and share amounts	2021	2020
ASSETS
Investment in real estate:
Master Planned Communities assets	$1,714,092	$1,687,519
Buildings and equipment	4,137,760	4,115,493
Less: accumulated depreciation	(677,202)	(634,064)
Land	363,447	363,447
Developments	1,263,571	1,152,674
Net property and equipment	6,801,668	6,685,069
Investment in real estate and other affiliates	389,586	377,145
Net investment in real estate	7,191,254	7,062,214
Net investment in lease receivable	2,919	2,926
Cash and cash equivalents	975,784	1,014,686
Restricted cash	198,544	228,311
Accounts receivable, net	70,990	66,726
Municipal Utility District receivables, net	332,040	314,394
Notes receivable, net	1,300	622
Deferred expenses, net	110,362	112,097
Operating lease right-of-use assets, net	55,412	56,255
Prepaid expenses and other assets, net	215,557	282,101
Total assets	$9,154,162	$9,140,332

LIABILITIES
Mortgages, notes and loans payable, net	$4,395,187	$4,287,369
Operating lease obligations	68,460	68,929
Deferred tax liabilities	168,157	187,639
Accounts payable and accrued expenses	833,373	852,258
Total liabilities	5,465,177	5,396,195

Redeemable noncontrolling interest	27,718	29,114

EQUITY
Preferred stock: $.01 par value; 50,000,000 shares authorized, none issued	—	—
Common stock: $0.01 par value; 150,000,000 shares authorized, 56,178,233 issued and 55,107,675 outstanding as of March 31, 2021, 56,042,814 shares issued and 54,972,256 outstanding as of December 31, 2020	563	562
Additional paid-in capital	3,952,537	3,947,278
Accumulated deficit	(139,150)	(72,556)
Accumulated other comprehensive loss	(31,017)	(38,590)
Treasury stock, at cost, 1,070,558 shares as of March 31, 2021, and 1,070,558 shares as of December 31, 2020	(122,091)	(122,091)
Total stockholders' equity	3,660,842	3,714,603
Noncontrolling interests	425	420
Total equity	3,661,267	3,715,023
Total liabilities and equity	$9,154,162	$9,140,332

Appendix – Reconciliation of Non-GAAP Measures

For the Three and Three Months Ended March 31, 2021 and 2020

Below are GAAP to non-GAAP reconciliations of certain financial measures, as required under Regulation G of the Securities Exchange Act of 1934. Non-GAAP information should be considered by the reader in addition to, but not instead of, the financial statements prepared in accordance with GAAP. The non-GAAP financial information presented may be determined or calculated differently by other companies and may not be comparable to similarly titled measures.

As a result of our four segments—Operating Assets, Master Planned Communities (MPC), Seaport and Strategic Developments—being managed separately, we use different operating measures to assess operating results and allocate resources among these four segments. The one common operating measure used to assess operating results for our business segments is earnings before tax (EBT). EBT, as it relates to each business segment, represents the revenues less expenses of each segment, including interest income, interest expense and equity in earnings of real estate and other affiliates. EBT excludes corporate expenses and other items that are not allocable to the segments. We present EBT because we use this measure, among others, internally to assess the core operating performance of our assets. However, segment EBT should not be considered as an alternative to GAAP net income.

	Three Months Ended March 31,
thousands	2021	2020	$ Change
Operating Assets Segment EBT
Total revenues (a)	$96,439	$114,257	$(17,818)
Total operating expenses (b)	(47,234)	(52,240)	5,006
Segment operating income (loss)	49,205	62,017	(12,812)
Depreciation and amortization	(39,651)	(37,089)	(2,562)
Interest income (expense), net	(19,000)	(26,193)	7,193
Other income (loss), net	(10,098)	(59)	(10,039)
Equity in earnings (losses) from real estate and other affiliates	(11,404)	4,394	(15,798)
Gain (loss) on sale or disposal of real estate and other assets, net	—	38,124	(38,124)
Gain (loss) on extinguishment of debt	(836)	—	(836)
Provision for impairment	—	(48,738)	48,738
Operating Assets segment EBT	(31,784)	(7,544)	(24,240)

Master Planned Communities Segment EBT
Total revenues	48,287	50,446	(2,159)
Total operating expenses	(23,267)	(23,722)	455
Segment operating income (loss)	25,020	26,724	(1,704)
Depreciation and amortization	(72)	(91)	19
Interest income (expense), net	10,757	8,554	2,203
Equity in earnings (losses) from real estate and other affiliates	27,650	8,934	18,716
MPC segment EBT	63,355	44,121	19,234

Seaport Segment EBT
Total revenues	7,453	9,694	(2,241)
Total operating expenses	(12,506)	(14,311)	1,805
Segment operating income (loss)	(5,053)	(4,617)	(436)
Depreciation and amortization	(6,835)	(20,875)	14,040
Interest income (expense), net	102	(5,053)	5,155
Other income (loss), net	(336)	(3,368)	3,032
Equity in earnings (losses) from real estate and other affiliates	(352)	(2,043)	1,691
Gain (loss) on sale or disposal of real estate and other assets, net	—	—	—
Gain (loss) on extinguishment of debt	—	—	—
Seaport segment EBT	(12,474)	(35,956)	23,482

	Three Months Ended March 31,
thousands	2021	2020	$ Change
Strategic Developments Segment EBT
Total revenues	38,300	760	37,540
Total operating expenses	(59,623)	(104,299)	44,676
Segment operating income (loss)	(21,323)	(103,539)	82,216
Depreciation and amortization	(1,598)	(1,761)	163
Interest income (expense), net	1,101	1,931	(830)
Other income (loss), net	—	(375)	375
Equity in earnings (losses) from real estate and other affiliates	(98)	64	(162)
Strategic Developments EBT	(21,918)	(103,680)	81,762

Consolidated Segment EBT
Total revenues	190,479	175,157	15,322
Total operating expenses	(142,630)	(194,572)	51,942
Segment operating income (loss)	47,849	(19,415)	67,264
Depreciation and amortization	(48,156)	(59,816)	11,660
Provision for impairment	—	(48,738)	48,738
Interest income (expense), net	(7,040)	(20,761)	13,721
Other income (loss), net	(10,434)	(3,802)	(6,632)
Equity in earnings (losses) from real estate and other affiliates	15,796	11,349	4,447
Gain (loss) on sale or disposal of real estate and other assets, net	—	38,124	(38,124)
Gain (loss) on extinguishment of debt	(836)	—	(836)
Consolidated segment EBT	(2,821)	(103,059)	100,238

Corporate income, expenses and other items	(65,338)	(22,023)	(43,315)
Net income (loss)	(68,159)	(125,082)	56,923
Net (income) loss attributable to noncontrolling interests	1,565	(52)	1,617
Net income (loss) attributable to common stockholders	$(66,594)	$(125,134)	$58,540
(a)Total revenues includes hospitality revenues of $7.7 million for the three months ended March 31, 2021, $17.2 million for the three months ended March 31, 2020.
(b)Total operating expenses includes hospitality operating costs of $7.9 million for the three months ended March 31, 2021, $12.9 million for the three months ended March 31, 2020.

NOI

We believe that NOI is a useful supplemental measure of the performance of our Operating Assets and Seaport portfolio because it provides a performance measure that, when compared year over year, reflects the revenues and expenses directly associated with owning and operating real estate properties and the impact on operations from trends in rental and occupancy rates and operating costs. We define NOI as operating revenues (rental income, tenant recoveries and other revenue) less operating expenses (real estate taxes, repairs and maintenance, marketing and other property expenses, including our share of NOI from equity investees). NOI excludes straight-line rents and amortization of tenant incentives, net; interest expense, net; ground rent amortization, demolition costs; other income (loss); amortization; depreciation; development-related marketing cost; gain on sale or disposal of real estate and other assets, net; provision for impairment and equity in earnings from real estate and other affiliates. All management fees have been eliminated for all internally-managed properties. We use NOI to evaluate our operating performance on a property-by-property basis because NOI allows us to evaluate the impact that property-specific factors such as lease structure, lease rates and tenant base have on our operating results, gross margins and investment returns. Variances between years in NOI typically result from changes in rental rates, occupancy, tenant mix and operating expenses. Although we believe that NOI provides useful information to investors about the performance of our Operating Assets and Seaport assets, due to the exclusions noted above, NOI should only be used as an additional measure of the financial performance of the assets of this segment of our business and not as an alternative to GAAP Net income (loss). For reference, and as an aid in understanding our computation of NOI, a reconciliation of segment EBT to NOI for Operating Assets and Seaport has been presented in the tables below.

	Three Months Ended March 31,
thousands	2021	2020
Total Operating Assets segment EBT (a)	$(31,784)	$(7,544)

Add back:
Depreciation and amortization	39,651	37,089
Interest (income) expense, net	19,000	26,193
Equity in (earnings) losses from real estate and other affiliates	11,404	(4,394)
(Gain) loss on sale or disposal of real estate and other assets, net	—	(38,124)
(Gain) loss on extinguishment of debt	836	—
Provision for impairment	—	48,738
Impact of straight-line rent	(5,107)	(3,103)
Other	10,139	173
Total Operating Assets NOI - Consolidated	44,139	59,028

Redevelopments
110 North Wacker (b)	—	1
Total Operating Asset Redevelopments NOI	—	1

Dispositions
100 Fellowship Drive	—	(1,123)
Elk Grove	100	—
Total Operating Asset Dispositions NOI	100	(1,123)

Consolidated Operating Assets NOI excluding properties sold or in redevelopment	44,239	57,906

Company's Share NOI - Equity Investees (b)	3,599	2,237
Distributions from Summerlin Hospital Investment	3,755	3,724

Total Operating Assets NOI	$51,593	$63,867
(a)Segment EBT excludes corporate expenses and other items that are not allocable to the segments.
(b)During the third quarter of 2020, 110 North Wacker was completed and placed in service, resulting in the deconsolidation of 110 North Wacker and subsequent treatment as an equity method investment. The Company's share of NOI related to 110 North Wacker is calculated using our stated ownership of 23% and does not include the impact of the partnership distribution waterfall.

	Three Months Ended March 31,
thousands	2021	2020
Total Seaport segment EBT (a)	$(12,474)	$(35,956)

Add back:
Depreciation and amortization	6,835	20,875
Interest (income) expense, net	(102)	5,053
Equity in (earnings) losses from real estate and other affiliates	352	2,043
Impact of straight-line rent	404	125
Other (income) loss, net (b)	741	3,970
Total Seaport NOI - Consolidated	(4,244)	(3,890)

Company's Share NOI - Equity Investees	(135)	(376)

Total Seaport NOI	$(4,379)	$(4,266)
(a)Segment EBT excludes corporate expenses and other items that are not allocable to the segments.
(b)Includes miscellaneous development-related items as well as the loss related to the write-off of inventory due to the permanent closure of 10 Corso Como Retail and Café in the first quarter of 2020.